Exhibit 10.4

July 16, 2024

By Email

Richard Bryce

XXXXXXXXXXXXX

XXXXXXXXXXXX

RE: Transition Services Agreement and General Release

Dear Richard:

This letter of agreement and general release (“Agreement”) confirms our mutual agreement regarding the terms and conditions of your separation from employment with enGene USA, Inc. (“enGene” or the “Company”) and transition to a strategic advisor. You and the Company agree as follows:

1.
Last Day of Employment. Your last day of employment with the Company will be July 19, 2024 (“Last Day of Employment”). You will receive your salary at your regular rate of pay through your Last Day of Employment. Your employment and your participation in the Company’s employee benefit plans and programs will terminate on your Last Day of Employment.
2.
Severance Benefits. Provided that you (i) timely sign and do not revoke this Agreement, (ii) return all Company property, (iii) provide all administrative information, including all login controls, regarding all accounts you used or accessed related to your work for the Company, and (vi) otherwise comply with your obligations under this Agreement and your continuing obligations to the Company under Sections 15 and 16 of your Employment Agreement with the Company dated November 29, 2023 (the “Employment Agreement”), you shall be entitled to the following:
a.
Continuation of your Base Salary for a twelve (12) month period (the “Severance Term”), in the total amount of $450,000, which amount shall be paid in regular payroll in accordance with the Company’s normal payroll practices. Payment will begin within 60 days following the Last Day of Employment, and any installments not paid between the Last Day of Employment and the date of the first payment will be paid with the first payment.
b.
Subject to your copayment of premium amounts at the applicable active employees’ rate and your proper election to receive benefits under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company will pay to the group health plan provider(s) or the COBRA provider a monthly payment equal to the monthly employer contribution that the Company would have made to provide health insurance to you if you had remained employed by the Company until the earliest of (A) the twelfth (12th) month anniversary of your Last Day of Employment; (B) your eligibility for group health plan benefits under any other employer’s group health plan; or (C) the cessation of your continuation rights under COBRA; provided, however, that if the Company reasonably determines that it cannot pay such amounts to the group health plan provider(s) or the COBRA provider (if applicable) without potentially violating applicable law (including, without

Exhibit 10.4

limitation, Section 2716 of the Public Health Service Act), then the Company shall convert such payments to payroll payments directly to you for the time period specified above (such payments, if to you, shall be subject to tax-related deductions and withholdings and paid on the Company’s regular payroll dates).
c.
An amount equal to your Target Annual Bonus as defined in your Employment Agreement, prorated for the portion of the performance period that you were employed in 2024, payable within forty-five (45) days of your Last Day of Employment.

d.
Your time-based equity awards shall accelerate and vest with respect to the number of shares underlying the equity awards that would vest over the Severance Term had you remained employed for such Severance Term and any equity awards that are subject to performance-based vesting shall vest and become exercisable, if at all, subject to the terms of such equity awards.

e.
The Company will seek approval of the Board of Directors to extend the post-termination exercise period for all your outstanding stock options until July 19, 2025 (it being understood and agreed that if you exercise, at any time after the third month following your Last Date of Employment, any of such stock options that would otherwise qualify as incentive stock options, shall automatically cease to be incentive stock options and shall automatically become and be treated as non-qualified stock options for purposes of United States federal and state income taxes).

3.
Strategic Advisor Services. From July 22, 2024 to December 31, 2024 unless terminated earlier (the “Transition Services Period”), you will provide advisory services to the Company as follows:
a.
You and the Company expect that you will devote up to ten (10) hours per month providing strategic advisory services (“Services”) as requested by the Chief Executive Officer (“CEO”) of the Company.
b.
As compensation for the Services, the Company will pay you at an hourly rate of $650.00, to be paid within 30 days of your submission of an invoice to the Company following the end of each month of the Transition Services Period detailing the Services rendered.
c.
In performing the Services for the Company as an advisor during the Transition Services Period, you will act in the capacity of an independent contractor with respect to the Company and not as an employee of the Company. Without limiting the generality of the foregoing, you are not authorized to bind the Company to any liability or obligation or to represent that you have any such authority. As an

Exhibit 10.4

independent contractor, you are not eligible to participate in any of the Company’s employee benefit plans, group insurance arrangements or similar programs, and you are solely responsible for any tax payments, withholdings, and the like. You agree to indemnify and hold the Company harmless with respect to any and all taxes, penalties, premiums, or other liabilities or obligations that may arise relating to Services provided by you or payments made to you pursuant to this Agreement. You are directly responsible for all returns and reports required by any governmental body. You agree not to assert in any judicial or administrative proceeding, application or forum that you are an employee of the Company with respect to the Services.
d.
You agree that all copyrightable material, notes, records, drawings, designs, inventions, improvements, developments, discoveries and trade secrets conceived, made or discovered by you, solely or in collaboration with others, during the Transition Services Period which relate in any manner to the business of the Company that you may be directed to undertake, investigate or experiment with, or which you may become associated with in work, investigation or experimentation in the line of business of the Company in performing the Services hereunder (collectively, “Work Product”), are the sole property of the Company. You further shall assign (or cause to be assigned) and do hereby assign fully to the Company all Work Product and any copyrights, patents, mask work rights or other intellectual property rights relating thereto. You agree to assist the Company, or its designee, at Company’s expense, in every proper way to secure Company’s rights in the Work Product and any copyrights, patents, mask work rights or other intellectual property rights relating thereto in any and all countries, including the disclosure to Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments and all other instruments that Company deems necessary in order to apply for and obtain such rights and in order to assign and convey to Company, its successors, assigns and nominees the sole and exclusive right, title and interest in and to such Work Product, and any copyrights, patents, mask work rights or other intellectual property rights relating thereto. Contractor further agrees that Contractor’s obligation to execute or cause to be executed, when it is in Contractor’s power to do so, any such instrument or papers will continue after the termination of this Agreement.
e.
The Company may terminate the Transition Services Period prior to December 31, 2024, upon giving two (2) weeks prior written notice thereof to you. Either party may terminate the Transition Services Period immediately and without prior written notice if the other party is in breach of any material provision of this Agreement.
f.
Your Services for the Company during the Transition Services Period shall not extend any vesting or exercises periods for any stock options or other equity interests you have in the Company.
4.
Release.
a)
In consideration of the benefits set forth herein, including but not limited to the benefits set forth in Paragraph 2, to the fullest extent permitted by law you waive, release and forever discharge the Company and each of its past and current parents, subsidiaries, affiliates, and each of its and their respective past and current directors, officers,

Exhibit 10.4

members, trustees, employees, representatives, agents, attorneys, employee benefit plans and such plans’ administrators, fiduciaries, trustees, recordkeepers and service providers, and each of its and their respective successors and assigns, each and all of them in their personal and representative capacities (collectively the “Company Releasees”) from any and all claims legally capable of being waived, grievances, injuries, controversies, agreements, covenants, promises, debts, accounts, actions, causes of action, suits, arbitrations, sums of money, attorneys’ fees, costs, damages, or any right to any monetary recovery or any other personal relief, whether known or unknown, in law or in equity, by contract, tort, law of trust or pursuant to federal, state or local statute, regulation, ordinance or common law, which you now have, ever have had, or may hereafter have, based upon or arising from any fact or set of facts, whether known or unknown to you, from the beginning of time until the date of execution of this Agreement, including, but not limited to, any arising out of or relating in any way to your employment relationship with the Company or any other Company Releasee, or other associations with the Company or any other Company Releasee, or any termination thereof. For the avoidance of doubt, the “Company Releasees” includes enGene Holdings, Inc.
b)
Without limiting the generality of the foregoing, this waiver, release, and discharge includes any claim or right, to the extent legally capable of being waived, based upon or arising under any federal, state or local fair employment practices or equal opportunity laws, including, but not limited to, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Rehabilitation Act of 1973, the Worker Adjustment and Retraining Notification Act, 42 U.S.C. Section 1981, Title VII of the Civil Rights Act of 1964, the Equal Pay Act, the Employee Retirement Income Security Act (“ERISA”) (including, but not limited to, claims for breach of fiduciary duty under ERISA), the Americans With Disabilities Act, the Family and Medical Leave Act of 1993, the Texas Labor Code (specifically including the Texas Payday Law, the Texas Anti-Retaliation Act, Chapter 21 of the Texas Labor Code, the Texas Minimum Wage Act, Chapter 121 of the Texas Human Resource Code, the Texas Health & Safety Code, the Texas Disability Discrimination Law, the Texas Deceptive Trade Practices Act, the Texas Equal Pay Law, the Massachusetts Fair Employment Practices Act, the Massachusetts Civil Rights Act, the Massachusetts Equal Rights Act, the Massachusetts Labor and Industries Act, the Massachusetts Earned Sick Time Law, the Massachusetts Right of Privacy Law, the Massachusetts Wage Act (as further explained below), the Massachusetts Paid Family and Medical Leave Act, and the Massachusetts Minimum Fair Wage Law, including all amendments thereto. You also are waiving, releasing and discharging all claims under any federal, state, local, and/or municipal statute, law, amendment, directive, order, and/or regulation enacted in response to the COVID-19 pandemic.
c)
Massachusetts Wage Act Waiver. By signing this Agreement, you acknowledge that this waiver includes any claims against the Company Releasees under Mass. Gen. Laws ch. 149, § 148 et seq., – the Massachusetts Wage Act. These claims include, but are not limited to, claims for failure to pay earned wages, failure to pay overtime, failure to pay earned commissions, failure to timely pay wages, failure to pay accrued vacation or holiday pay, failure to furnish appropriate pay stubs, improper wage deductions, and failure to provide proper check-cashing facilities.

Exhibit 10.4

d)
Age Claim Waiver. In addition to all other claims released under this Agreement, you understand and agree that you are waiving all claims available against the Company Releasees arising out of your employment with the Company or the termination of your employment under the ADEA and OWBPA.
e)
You also agree to waive any right to bring, maintain, or participate in a class action, collective action, or representative action against the Company and/or the Company Releasees to the fullest extent permitted by law. You agree that you may not serve as a representative of a class action, collective action, or representative action, may not participate as a member of a class action, collective action, or representative action, and may not recover any relief from a class action, collective action, or representative action. You further agree that if you are included within a class action, collective action, or representative action, you will take all steps necessary to opt-out of the action or refrain from opting in, as the case may be. You are not waiving any right to challenge the validity of this Paragraph 3(d) on any grounds that may exist in law and equity. However, the Company and the Company Releasees reserve the right to attempt to enforce this Agreement, including this Paragraph 3(d), in any appropriate forum.
f)
Notwithstanding the generality of the foregoing, nothing herein constitutes a release or waiver by you of, or prevents you from making or asserting: (i) any claim or right you may have under COBRA; (ii) any claim or right you may have for unemployment insurance or workers’ compensation benefits (other than for retaliation under workers’ compensation laws); (iii) any claim to vested benefits under the written terms of a qualified employee pension benefit plan; (iv) any medical claim incurred during your employment that is payable under applicable medical plans or an employer-insured liability plan; (v) any claim or right that may arise after the execution of this Agreement; (vi) any claim or right you may have under this Agreement; or (vii) any claim that is not otherwise waivable under applicable law. In addition, nothing herein shall prevent you from filing a charge or complaint with the Equal Employment Opportunity Commission (“EEOC”) or similar federal or state fair employment practices agency or interfere with your ability to participate in any investigation or proceeding conducted by such agency; provided, however, that pursuant to this Paragraph 3, you are waiving any right to recover monetary damages or any other form of personal relief from the Company Releasees to the extent any such charge, complaint, investigation or proceeding asserts a claim subject to the releases herein.
g)
You acknowledge that you have not made any claims or allegations against any Company Releasee, the factual foundation for which involves sexual harassment or sexual assault or abuse.
h)
Release of Unknown Claims. You understand that the foregoing releases shall be effective as a full and final accord and satisfaction and general release of all claims, whether known or unknown, against the Company Releasees. You are aware that you may hereafter discover claims or facts in addition to or different from those you now know or believe to exist with respect to the subject matter of this Agreement which if you had known now, may have affected your decision to sign this Agreement; however, you hereby settle and release all of the claims which you had, have or may have against the Company and the other Company Releasees including arising out of such additional or different facts.

Exhibit 10.4

5.
No Additional Entitlements. You agree and represent that you have received all entitlements due from the Company relating to your employment with the Company, including but not limited to, all wages earned, including without limitation all commissions and bonuses, severance, sick pay, vacation pay, overtime pay, and any paid and unpaid personal leave for which you were eligible and entitled, and that no other entitlements are due to you other than as set forth in this Agreement.
6.
Return of Property. Before your Last Day of Employment, you will return to the Company all of its property, including, but not limited to, computers, cell phones, files, and documents, including any correspondence or other materials containing trade secrets of the Company, identification cards, credit cards, keys, equipment, software and data, however stored. To the extent you have any Company information or material stored on any PDA, personal computer, personal email, hard drive, thumb drive, cloud or other electronic storage device, you agree to cooperate with the Company in permanently deleting such information from such devices, subject to any Company litigation preservation directive then in effect.
7.
Protection of Confidential Information. Except as expressly permitted in Paragraph 9 of this Agreement or if otherwise required by law, you agree that you will not at any time, directly or indirectly, disclose any trade secret, confidential or proprietary information you have learned by reason of your association with the Company. You further agree to comply fully with your continuing obligations to the Company under Sections 15 and 16 of your Employment Agreement, which are hereby incorporated herein by reference. You and the Company agree that the “Restriction Period” as defined in Section 15 of your Employment Agreement shall extend for twelve months following the end of the Transition Services Period.
8.
Non-Disparagement. Except as expressly permitted in Paragraph 9 of this Agreement, you will not at any time make any written or oral comments or statements of a defamatory or disparaging nature regarding the Company and/or the other Company Releasees or their personnel and you shall not take any action that would cause the Company and/or the other Company Releasees or their personnel any embarrassment or humiliation or otherwise cause or contribute to their being held in disrepute. Notwithstanding the above, nothing in this paragraph or elsewhere in this Agreement should be read to prevent you from exercising your rights under Section 7 of the National Labor Relations Act.
9.
Reports to Government Entities. Nothing in this Agreement restricts or prohibits you or anyone else from initiating communications directly with, responding to any inquiries from, providing testimony before, providing confidential information to, reporting possible violations of law or regulation to, or from filing a claim or assisting with an investigation directly with a self-regulatory authority or a government agency or entity, including without limitation, the EEOC, the Department of Labor, the National Labor Relations Board, the U.S. Department of Justice, the U.S. Securities and Exchange Commission, the Financial Industry Regulatory Authority, the Occupational Safety and Health Administration, the U.S. Congress, any other federal, state, or local government agency or commission, and any agency Inspector General (collectively, the “Regulators”), or from making other disclosures that are protected under the whistleblower provisions of federal, state, or local law or regulation. You do not need the prior authorization of the Company to engage in conduct protected by this Paragraph, and you do not need to notify the Company that you have engaged in such conduct. This Agreement does not limit your right to receive an award from any Regulator

Exhibit 10.4

that provides awards for providing information relating to a potential violation of the law. However, to the maximum extent permitted by law, you are waiving your right to receive any individual monetary relief from the Company or any other Company Releasee (as defined above in Paragraph 3) resulting from the released claims, regardless of whether you or another party has filed them, and in the event you obtain such monetary relief, the Company will be entitled to an offset for the benefits made pursuant to this Agreement. You recognize and agree that, in connection with any such activity outlined above, you must inform the Regulators, your attorney, a court or a government official that the information you are providing is confidential. Despite the foregoing, you are not permitted to reveal to any third-party, including any governmental, law enforcement, or regulatory authority, information you came to learn during the course of your employment with the Company that is protected from disclosure by any applicable privilege, including but not limited to the attorney-client privilege and/or attorney work product doctrine. The Company does not waive any applicable privileges or the right to continue to protect its privileged attorney-client information, attorney work product, and other privileged information. Please take notice that federal law provides criminal and civil immunity to federal and state claims for trade secret misappropriation to individuals who disclose a trade secret to their attorney, a court, or a government official in certain, confidential circumstances that are set forth at 18 U.S.C. §§ 1833(b)(1) and 1833(b)(2), related to the reporting or investigation of a suspected violation of the law, or in connection with a lawsuit for retaliation for reporting a suspected violation of the law.
10.
Non-Admission. It is understood and agreed that neither the execution of this Agreement nor the terms of this Agreement constitute an admission of liability to you by the Company or the other Company Releasees, and such liability is expressly denied. It is further understood and agreed that no person shall use the Agreement, or the consideration paid pursuant thereto, as evidence of an admission of liability, inasmuch as such liability is expressly denied.
11.
Cooperation. You agree that upon the Company’s reasonable notice to you, you shall cooperate with the Company and its counsel (including, if necessary, preparation for and appearance at depositions, hearings, trials or other proceedings) with regard to matters that relate to or arise out of matters you have knowledge about or have been involved with during your employment with the Company. In the event that such cooperation is required, you will be reimbursed for any reasonable travel expenses incurred in connection therewith.
12.
Confidentiality of the Agreement. Except as permitted in Paragraph 9 of this Agreement or if otherwise required by law, the parties, including the Company, shall not disclose the terms of this Agreement, or the circumstances giving rise to this Agreement, to any person other than their respective attorneys, immediate family members, accountants, auditors, financial advisors or corporate employees who have a business need to know such terms in order to approve or implement such terms.
13.
Acknowledgments. You hereby acknowledge that:
a)
The Company hereby advises you of your right to obtain independent legal advice from an attorney of your own choice with respect to this Agreement;
b)
You have obtained independent legal advice from an attorney of your own choice with respect to this Agreement or you have voluntarily chosen not to obtain such advice;

Exhibit 10.4

c)
You freely, voluntarily and knowingly enter into this Agreement after due consideration;
d)
You have had a minimum of twenty one (21) days to review and consider this Agreement;
e)
You and the Company agree that changes to the Company’s offer contained in this Agreement, whether material or immaterial, will not restart the twenty-one (21) day consideration period provided for above;
f)
You have a right to revoke this Agreement by notifying the undersigned representative in writing, via electronic mail, within seven (7) business days of your execution of this Agreement;
g)
In exchange for your waivers, releases and commitments set forth herein, including your waiver and release of all claims arising under the ADEA, the consideration that you are receiving pursuant to this Agreement exceeds any payment, benefit or other thing of value to which you would otherwise be entitled, and are just and sufficient consideration for the waivers, releases and commitments set forth herein; and
h)
No promise or inducement has been offered to you, except as expressly set forth herein, and you are not relying upon any such promise or inducement in entering into this Agreement.
14.
Medicare Disclaimer. You acknowledge that you are not a Medicare Beneficiary as of the time you enter into this Agreement. To the extent that you are a Medicare Beneficiary, you agree to contact the undersigned for further instruction.
15.
Miscellaneous.
a)
Entire Agreement. This Agreement sets forth the entire agreement between you and the Company and replaces any other oral or written agreement between you and the Company relating to the subject matter of this Agreement, including, without limitation, any prior offer letters and/or employment agreements, except for your continuing obligations to the Company under your Employment Agreement.
b)
Governing Law. This Agreement shall be construed, performed, enforced and in all respects governed in accordance with the laws of the Commonwealth of Massachusetts, without giving effect to the principles of conflicts of law thereof.
c)
Severability. Should any provision of this Agreement be held to be void or unenforceable, the remaining provisions shall remain in full force and effect, to be read and construed as if the void or unenforceable provisions were originally deleted.
d)
Amendments. This Agreement may not be modified or amended, except upon the express written consent of both you and the Company.
e)
Waiver. A waiver by either party hereto of a breach of any term or provision of the Agreement shall not be construed as a waiver of any subsequent breach.
f)
Counterparts. This Agreement may be executed electronically and in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.
g)
Effective Date. This Agreement will become effective and enforceable upon the expiration of the seven business (7) day revocation period referred to above (the “Effective Date”).

Exhibit 10.4

If the above accurately states our agreement, kindly sign below and return the original Agreement to me by August 5, 2024.

Sincerely,

enGene USA, Inc.

By: /s/ Lee G. Giguere

Lee G. Giguere

Chief Legal Officer

UNDERSTOOD, AGREED TO AND ACCEPTED WITH THE INTENTION TO BE LEGALLY BOUND:

/s/ Richard Bryce

Richard Bryce

Date: 07/17/2024